EXHIBIT 12

Statement Regarding Computation of Ratios

The following formulas were used to calculate the ratios in the Selected Consolidated Financial Data for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, included in this report as Exhibit 13.

(Calculation)

Net Income/Weighted average shares of common stock outstanding for the period = Earnings Per Share.

	December 31,
	2009	2008	2007	2006	2005

Net income	$3,134,952	$4,455,633	$4,904,699	$5,223,393	$4,210,868

Weighted Average Shares Outstanding	618,497	626,151	634,911	642,141	654,289

Per Share Amount	$5.07	$7.12	$7.73	$8.14	$6.44
Cash dividends/Weighted Average Shares Outstanding = Cash dividends declared per share
	December 31,
	2009	2008	2007	2006	2005

Cash dividends	$1,853,242	$1,843,066	$2,371,463	$2,240,163	$1,437,738

Weighted Average shares outstanding	618,497	626,151	634,911	642,141	654,289

Per Share Amount	$3.00	$2.95	$3.75	$3.50	$2.20
Shareholders’ Equity/Shares Outstanding at period end = Book Value Per Share
	December 31,
	2009	2008	2007	2006	2005

Shareholders’ Equity	$43,063,408	$42,935,598	$41,117,641	$39,133,797	$37,049,303

Shares outstanding	616,706	621,482	629,582	638,642	647,760

Per Share Amount	$69.83	$69.09	$65.31	$61.28	$57.20

Net Income/Average Assets = Return on Average Assets

	(In Thousands) December 31,
	2009	2008	2007	2006	2005

Net Income	$3,135	$4,456	$4,905	$5,223	$4,211

Average Assets	$350,654	$338,445	$324,023	$299,641	$291,818

Return on Average Assets	0.89%	1.32%	1.51%	1.74%	1.44%

Net Income/Average Shareholders’ equity = Return on Average Equity

	(In Thousands) December 31,
	2009	2008	2007	2006	2005

Net Income	$3,135	$4,456	$4,905	$5,223	$4,211

Average Shareholders’ Equity	$40,868	$39,064	$38,072	$35,838	$34,410

Return on Average Equity	7.67%	11.41%	12.88%	14.57%	12.24%

Cash dividends per share/Net income per share = Dividends Payout Ratio

	December 31,
	2009	2008	2007	2006	2005

Cash dividends per share	$3.00	$2.95	$3.75	$3.50	$2.20

Earnings per share	$5.07	$7.12	$7.73	$8.14	$6.44

Dividend Payout Ratio	59.17%	41.43%	48.51%	43.00%	34.16%

Average Equity/Average Assets = Average Equity To Average Assets

	(In thousands) December 31,
	2009	2008	2007	2006	2005

Average Shareholders’ Equity	$40,868	$39,064	$38,072	$35,838	$34,410

Average Assets	$350,654	$338,445	$324,023	$299,641	$291,818

Average Shareholders’ Equity to Average Assets	11.65%	11.54%	11.75%	11.96%	11.79%

Loans/Total deposits = Loan to Deposit Ratio

	(In thousands) December 31,
	2009	2008	2007	2006	2005

Total loans	$210,239	$203,228	$199,299	$194,623	$208,901

Total deposits	$321,295	$288,947	$285,451	$264,301	$250,349

Loan to deposit Ratio	65.44%	70.33%	69.82%	73.64%	83.44%

Allowance for Loan Loss/Total Loan = Allowance To Total Loan Ratio

	(In thousands) December 31,
	2009	2008	2007	2006	2005

Allowance for Loan Losses	$2,441	$2,525	$2,510	$2,394	$2,313

Total loans	$210,239	$203,228	$199,299	$194,623	$208,901

Allowance to total Loans	1.16%	1.24%	1.26%	1.23%	1.11%